Filed Pursuant to Rule 424(b)(2)

Registration No. 333-141899

Prospectus Supplement

(To Prospectus Supplement Dated August 24, 2007 and Prospectus Dated April 5, 2007)

WESTAR ENERGY, INC.

COMMON STOCK

Pursuant to a Sales Agency Financing Agreement dated as of August 24, 2007 between Westar Energy, Inc., a Kansas corporation (the “Company”) and BNY Capital Markets, Inc., a registered broker-dealer organized under the laws of New York (“BNYCMI”), which has been filed as an exhibit to our report on Form 8-K with the Securities Exchange Commission (“SEC”) on August 24, 2007, and which is incorporated by reference herein, during the period August 24, 2007 through October 23, 2007, we sold, through BNYCMI, as our agent, an aggregate of 783,745 shares of our common stock, par value $5.00 per share, pursuant to ordinary brokers’ transactions on the New York Stock Exchange (the “NYSE”).

August 24, 2007– October 23, 2007
Gross Proceeds to Company	$19,999,941
Commission to Agent	199,966

Net Proceeds to Company	$19,799,975

On October 23, 2007 the last reported sales price of the Common Stock on the NYSE was $25.00.

Note: SEC fees were not used in arriving at any of the above figures.

Neither the SEC nor any state securities regulators or other regulatory bodies have approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BNY Capital Markets, Inc.

The date of this prospectus supplement is November 2, 2007.